UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2007

Aon Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

200 East Randolph Street, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2007, Aon Corporation (the “Company”) announced that Christa Davies is joining the Company as Executive Vice President, Global Finance, and that she will be appointed Chief Financial Officer of the Company effective March 1, 2008.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Ms. Davies, 36, was previously the Chief Financial Officer of the Platform and Services Division (“PSD”) of Microsoft Corporation (“Microsoft”), which includes three publicly reported segments: Windows Client, Server & Tools and Online Services.  At PSD, Davies managed a team responsible for the full financial function of the division including budgeting, financial management, strategy and acquisitions and investor relations.

Ms. Davies joined Microsoft in 2002 and held a series of positions with increasing responsibility within the company, including Chief Financial Officer for Online Services, where she was responsible for budgeting, financial management and control and external reporting.  Prior to that position, Ms. Davies served as Microsoft’s General Manager of Strategy and M&A for Windows Client, Service & Tools and Online Services.

From 1997 to 2002, Ms. Davies was with ninemsn, an Australian joint venture with Microsoft, based in Sydney, where as Director of Business Development and Strategic Sales she was responsible for managing investments, sales and the business development team.

The Company and Ms. Davies have entered into an employment agreement dated as of October 3, 2007 (the “Employment Agreement”).  Pursuant to the terms and conditions of the Employment Agreement, Ms. Davies will serve as Executive Vice President, Global Finance, of the Company effective November 12, 2007 (the “Effective Date”), and she will also serve as Chief Financial Officer of the Company effective March 1, 2008.  The Employment Agreement expires on November 11, 2012, unless terminated earlier.

Pursuant to the Employment Agreement, Ms. Davies is entitled to an initial base salary of $750,000 per year, which may be increased at the discretion of the Company’s Chief Executive Officer and the Organization and Compensation Committee of the Company’s board of directors (the “Compensation Committee”).  In addition, Ms. Davies is eligible for a target annual incentive bonus of 150% of her then-current base salary for 2008 and subsequent calendar years.  The Employment Agreement provides that Ms. Davies’ bonus for her performance during 2008 shall be not less than $1,000,000 payable in cash, with excess over $1,000,000, if any, paid in a combination of restricted stock units and cash according to the ratio set forth in the Employment Agreement.

As of the Effective Date, Ms. Davies will receive under the Aon Stock Incentive Plan: (1) a restricted stock unit award of 85,000 shares of Aon common stock, that will vest in installments of 33% on the third and fourth anniversaries of the Effective Date and 34% on the fifth anniversary of the Effective Date, and (2) a non-qualified stock option award to purchase 100,000 shares of Aon common stock, that will vest in installments of 33% on each of the second and third anniversaries of the Effective Date and 34% on the fourth anniversary of the Effective Date.  The Company will also provide Ms. Davies relocation benefits and she will be entitled to participate in the Company’s employee benefit plans generally available to the Company’s senior executives.

In addition, subject to the Compensation Committee’s approval, Ms. Davies will be eligible to participate in the Company’s Leadership Performance Plan, a sub-plan of the Aon Stock Incentive Plan, for the performance cycle beginning January 1, 2008 and ending December 31, 2010 at a target participation level of not less than $2,000,000, and she will be eligible to receive awards for future performance periods in accordance with the terms generally applicable to similarly situated senior executives under the program or successor programs.

Ms. Davies will receive a lump sum hiring bonus of $1,000,000; provided, however, if she voluntarily terminates her employment prior to the third anniversary of the Effective Date, she will repay to the Company a pro-rata portion of the bonus for the months then remaining before the third anniversary of her Effective Date.

The Company will enter into a change-in-control severance agreement with Ms. Davies that is substantially similar to the form of severance agreement the Company has entered into with other of its executive officers and that is set forth as Exhibit 10(z) to the Company’s Form 10-K for the fiscal year 2004 and described on pages 30 and 31 of the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 11, 2007.

In the event of Ms. Davies’ death during the term of the Employment Agreement, her heirs, executors or the administrators of her estate shall receive: (1) her accrued base salary through and including the date of her employment termination, (2) any unpaid annual or long-term bonus earned for the completed year (or other performance period) prior to Ms. Davies’ employment termination, and (3) a lump sum cash amount equal to her base salary, at the rate in effect at the time of her death, to which she would have otherwise have been entitled from the date of her death until the end of her Employment Agreement’s term, reduced by any benefits paid under any life insurance policy maintained by the Company for the benefit of Ms. Davies.  If Ms. Davies’ employment is terminated due to her incapacity or disability, she will receive the payments and benefits set forth in items (1) and (2) of the immediately preceding sentence, and she shall continue to receive her base salary, at the rate in effect as of such termination of employment, until the end of the Employment Agreement’s term, reduced by any benefits payable under any disability insurance policy maintained by the Company for the benefit of Ms. Davies.

If the Company terminates Ms. Davies’ employment for “cause” (as defined in the Employment Agreement), she will be entitled to receive: (1) her accrued base salary through and including the date of her employment termination, and (2) other employee benefits to which she is entitled upon her termination of employment, including regular and supplemental retirement and disability benefits.  However, if the Company terminates Ms. Davies’ employment for “cause” that has been determined by the Company’s Chief Executive Officer to be the failure by Ms. Davies to perform her material duties under the Employment Agreement, Ms. Davies will also be entitled continue to receive her base salary, at the rate in effect as of such termination of employment, for a period of two years from the termination date.

If the Company terminates her employment for any other reason (other than for death, disability/incapacity or “cause,” as defined in the Employment Agreement), Ms. Davies will be entitled to receive a 365-day prior notice of such termination.  During that 365-day period, Ms. Davies (1) will continue to receive her base salary, at the rate in effect as of the termination notice date, (2) shall continue to be eligible for bonuses pursuant to the terms of the senior management incentive plan then in effect, (3) may participate in all employee benefits plans generally available to senior executives, and (4) will continue to vest and be eligible to earn all long-term incentive awards.  Then, upon Ms. Davies’ termination of employment, (a) she shall receive a lump sum cash payment equal to: (i) her accrued and unpaid base salary through and including the date of her employment termination, (ii) any unpaid annual or long-term bonus earned for the completed year (or other performance period) prior to the year the termination occurs, and (iii) an amount equal to her target full-year annual incentive award based on her base salary and target annual incentive award percentage then in effect for the year in which she received her termination notice, (b) she shall continue to receive payments equal to her base salary in effect as of the termination notice date, payable semi-monthly, for the rest of the Employment Agreement’s term, and (c) the restricted stock unit award and non-qualified stock option grant that were granted to Ms. Davies pursuant to the Employment Agreement shall immediately fully vest and be payable to her.  If Ms. Davies voluntarily terminates her employment with “good reason” (as defined in the Employment Agreement), she will also be entitled to receive the payments and benefits set forth in this paragraph.

Ms. Davies is subject to confidentiality provisions as set forth in the Employment Agreement and non-competition and non-solicitation covenants apply to Ms. Davies for a period of two years following the termination of her employment without regard to the reason for such termination.

The description of the Employment Agreement in this Item 5.02 is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Ms. Davies succeeds David P. Bolger, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company.  Mr. Bolger, who announced in May that he will be leaving Aon, has since been named Chief Operations Officer of Chicago 2016, Chicago’s Olympic bid committee.  Mr. Bolger will continue to serve as Chief Financial Officer of the Company until March 1, 2008.

Item 9.01.              Financial Statements and Exhibits.

(a) - (c)	Not applicable.

(d)	Exhibits:

Exhibit Number	Description of Exhibit
10.1	Employment Agreement, dated as of October 3, 2007, between the Company and Christa Davies.

99.1	Press Release issued by the Company on October 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

By:	/s/ D. Cameron Findlay
D. Cameron Findlay
Executive Vice President and General Counsel

Date: October 3, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Employment Agreement, dated as of October 3, 2007, between the Company and Christa Davies.

99.1	Press Release issued by the Company on October 3, 2007.